Exhibit 99.1

Nightfood Holdings and Houdini Group Announce
Exclusive License Agreement for Half-Baked™ Trademark

Tarrytown, NY – September 21, 2023 – MJ Munchies, Inc., a subsidiary of Nightfood Holdings, Inc. (OTCQB: NGTF), and Houdini Group, Inc., a subsidiary of Integrated Cannabis Solutions, Inc. (OTC: IGPK), today announced that they have entered into an exclusive license agreement for the Half-Baked™ trademark. Under the terms of the agreement, Houdini Group will be granted the exclusive right to manufacture and distribute marijuana and CBD-infused products under the Half-Baked™ brand.

Both companies believe that having the right brand name is essential for success in the rapidly growing and highly competitive marijuana market, where brands remain frustrated by restrictive advertising policies.

“We believe the Half-Baked™ name is appealing to consumers,” said IGPK CEO Gene Caiazzo. “Using this brand name is expected to give our products a valuable competitive advantage in the marketplace, significantly accelerating revenue growth in 2024 and for years to come. We are excited to work with MJ Munchies to build a leading brand on the national stage.”

“We’re looking forward to Houdini bringing the Half-Baked™ brand to life in major markets across the country,” added MJ Munchies CEO Sean Folkson. “Houdini is already delivering rapid growth in revenue and infrastructure. Profit opportunities can be significant when a vertically integrated manufacturer is able also to launch a powerful retail brand.”

The agreement calls for Houdini to launch a minimum of four new products under the Half-Baked™ brand in multiple states by September 30, 2024, with minimum gross sales targets upon which licensing fees would be paid of $2,000,000 in year one, $5,000,000 in year two, and $12,000,000 in year three. Houdini reported sales of $393,190 during the second quarter of 2023.

The agreement also allows for a distribution of proceeds between MJ Munchies and Houdini should the Half-Baked™ brand be sold to a third party. Nightfood Holdings and Houdini are exploring additional opportunities for collaboration, including joint ventures.

About Nightfood Holdings, Inc.:

Nightfood Holdings, Inc. (OTC: NGTF), owns Nightfood, Inc. and MJ Munchies, Inc.

What you eat before bed matters.

Nightfood, Inc. is pioneering the category of sleep-friendly nighttime snacks.

Over 80% of Americans snack regularly at night, resulting in an estimated 700 million nighttime snack occasions weekly, and an annual spend on night snacks of over $50 billion. The most popular choices are ice cream, cookies, chips, and candy. Recent research confirms such snacks, in addition to being generally unhealthy, can impair sleep, partly due to excess fat, sugar, and calories consumed before bed.

Nightfood’s sleep-friendly snacks are formulated by sleep and nutrition experts to contain less of those sleep-disruptive ingredients, along with a focus on ingredients and nutrients that research suggests can support nighttime relaxation and better sleep quality.

The brand is focused on establishing widespread national distribution of Nightfood ice cream, cookies, and other snack formats in the high-margin hotel vertical.

Hotels are increasingly focused on supporting guest wellness, and one way to do that is by offering healthier and sleep-friendly snacks in their grab-and-go lobby shops.

With an estimated 56,000 hotels across the United States, expanding distribution into a significant number of those hotels is expected to lead to profitability, consumer adoption of the nighttime snack category, and a strategically defensible position from which category leadership can be maintained.

MJ Munchies, Inc. was formed in 2018 as a wholly owned subsidiary of Nightfood Holdings, Inc. to capitalize on legally compliant opportunities in the CBD and marijuana edibles and related spaces under the Half-Baked™ brand name.

For more information, visit http://ir.Nightfood.com and http://Nightfood.com

Questions can be directed to investors@Nightfood.com

Forward Looking Statements:

This current press release contains "forward-looking statements," as that term is defined in Section 27A of the United States Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements in this press release which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future, including but not limited to, any products sold or cash flow from operations.

Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with distribution and difficulties associated with obtaining financing on acceptable terms. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that the beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance that such beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in our most recent annual report for our last fiscal year, our quarterly reports, and other periodic reports filed from time-to-time with the Securities and Exchange Commission.

Media Contact:

Simon Dang

simon@nightfood.com

888-888-6444, x7

Investor Contact:

Stuart Smith

investors@Nightfood.com

888-888-6444, x3

Integrated Cannabis Solutions, Inc.

Shareholder@igpk.org

X @IGPKOTC

Call: 561-235-2295

Text: 561-235-2295